Exhibit 99

Investor Relations Contact:	Media Contact:
Amanda Hurley	Jessica Paar
(617) 368-5075	(617) 368-5060

BOSTON BEER REPORTS

FIRST QUARTER 2013 RESULTS

BOSTON, MA (5/1/13) — The Boston Beer Company, Inc. (NYSE: SAM) reported first quarter 2013 net revenue of $135.9 million, an increase of $22.7 million or 20%, over the same period last year, mainly due to core shipment growth of 18%. Net income for the first quarter was $6.9 million, or $0.51 per diluted share, a decrease of $0.6 million, or $0.05 per diluted share, from the first quarter of 2012. This decrease was primarily due to higher cost of goods and increased investments in advertising, promotional and selling expenses that were only partially offset by net revenue increases and a favorable tax settlement in the first quarter of 2013.

Highlights of this release include:

•	Depletions for the 13 week period ending March 30, 2013 grew by 16% from the comparable 13 week period in the prior year ending March 31, 2012.

•	The Company achieved price increases of approximately 1% during the quarter.

•

Advertising, promotional and selling expense combined with customer incentive and program costs increased by $7.2 million or 19% in the quarter, primarily due to planned increased investments behind the Company’s brands.

•

Advertising promotional and selling expenses exclude $2.2 million of costs for customer programs and incentives that were classified as reductions in revenue in the first quarter of 2013. Customer programs and incentives were reported in advertising, promotional and selling expense in the first quarter of 2012.

•	First quarter gross margin was 50%; the Company maintains its full year gross margin target of between 53% and 55%.

•	The Company’s effective tax rate decreased to 28% from 37% in the first quarter of 2012 due to the favorable impact of a federal income tax settlement of $0.06 per diluted share in 2013.

•	Full year 2013 depletion growth is estimated to be between 10% and 15% and estimated full year 2013 earnings per diluted share of $4.70 to $5.10 remain unchanged

•	Estimated 2013 Capital spending of $70 million to $85 million remains unchanged

Jim Koch, Chairman and Founder of the Company, commented, “I am pleased that The Boston Beer Company achieved record depletions in the quarter as the health of our cider and tea brands offset slight softness with Samuel Adams. This is a testament to the hard work of our employees and wholesalers, and our continued brand innovation efforts. While we continue to experience increased competitive activities from both domestic specialty and craft beer brands that have made it challenging to grow Samuel Adams as fast as we would like, we remain positive about the future of craft beer and our potential for long term growth. I am pleased to report that Samuel Adams Boston Lager packaged in our new unique can will be available at wholesalers and retailers in May. Over the last two years we undertook a significant research effort to see if we could create a can that we felt was worthy of holding Samuel Adams beer. I wanted to ensure that the can we developed would deliver the same quality drinking experience as Samuel Adams in a glass or a bottle and would protect the balance and flavors of our beers. I look forward to enjoying Samuel Adams beer this summer in locations where bottles are not allowed.”

Martin Roper the Company’s President and CEO stated; “In the first quarter, our depletions growth benefited from the strength in our Angry Orchard and Twisted Tea brands, offset by a slight decline in our Samuel Adams brand, primarily due to our Seasonal program not meeting our expectations during the quarter. Despite this softness, we still accomplished the conversion from our Spring Seasonal to Summer Ale in most markets in March due to the improved inventory planning allowed by our Freshest Beer Program. To address increased competition and to take advantage of positive brand momentum, we again increased our investment in our sales force and our support behind our brands. We also are making capital improvements in our brewing and packaging capabilities to position us well for long-term growth. Specifically, in support of the new Samuel Adams can launch, we recently installed a can line capable of filling this unique can design and, in support of our long-term packaging needs, we will add more bottling capability this summer in preparation for peak volumes later this year. We anticipate the capital investments and high level of brand investments to continue as we pursue growth, innovation, efficiency improvements and address certain capacity constraints. We are prepared to forsake the lost earnings that may result from these investments in the short term, as we pursue long term profitable growth.”

Mr. Roper continued, “Alchemy & Science, our craft brew incubator, continues to progress with its existing investments and explore potential opportunities. It has had minimal sales to date, but our 2013 financial projection includes increased estimated brand investments attributable to existing projects of between $2 million and $4 million. This estimate could change significantly if new projects are added and there is no guarantee that Alchemy & Science volume and revenues will fully cover these expenses and others that could be incurred. We continue to look for complementary opportunities that do not distract us from our primary focus on Samuel Adams, as we believe a portfolio of growing brands is a good outcome for our wholesalers and for us.”

Commenting on the Company’s Freshest Beer Program, Mr. Roper said, “We currently have 92 wholesalers representing over 60% of our volume in our Freshest Beer Program and believe this could reach between 65% and 75% by the end of 2013. We continue to evaluate whether we can reduce inventory levels further and to invest in the breweries to improve their support of the Program.”

1st Quarter 2013 Summary of Results

Depletions grew 16% from the comparable 13-week period in the prior year primarily due to increases in Angry Orchard® and Twisted Tea® that were partially offset by declines in Samuel Adams®.

Core shipment volume was approximately 632,000 barrels, an 18% increase compared to the first quarter of 2012.

The Company believes wholesaler inventory levels at March 30, 2013 were at appropriate levels. Inventory at wholesalers participating in the Freshest Beer Program was lower by an estimated 112,000 cases at March 30, 2013 compared to March 31, 2012.

Gross margin decreased to 50% compared to 55% in the first quarter of 2012. Increased brewery processing and ingredient costs, combined with $2.2 million of customer programs and incentive costs that are now recorded as reductions in revenue, were only partially offset by pricing increases. In the first quarter of 2012, customer programs and incentive costs were recorded as advertising, promotional and selling expenses.

Advertising, promotional and selling expenses, excluding 2013 customer programs and incentive costs of $2.2 million that were reported as reduction of revenues, were $5.0 million higher than costs incurred in the prior year. The combined increase of $7.2 million in advertising promotional and selling and customer program and incentive costs was primarily a result of the timing of planned brand investments compared to the prior year, increased costs for additional sales personnel, increased investments in advertising and increased freight to wholesalers due to higher volumes.

General and administrative expenses increased $3.1 million compared to the first quarter of 2012, primarily due to increases in salary and benefit costs and consulting expenses.

Cash and cash equivalents as of March 30, 2013 totaled $32.3 million.

During the first quarter, the Company repurchased approximately 102,000 shares of its Class A Common Stock at a cost of approximately $14.7 million and repurchased an additional 44,000 shares during the period April 1, 2013 through April 26, 2013 at an approximate cost of $7.0 million. As of April 26, 2013 the Company had approximately $8.4 million remaining on the $300.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 16 weeks ended April 20, 2013 are estimated by the Company to be up approximately 18% from the comparable period in 2012.

Fiscal 2013 Outlook

The Company has left unchanged its projection of 2013 earnings per diluted share of between $4.70 and $5.10. The Company’s actual 2013 earnings per share could vary significantly from the current projection. Underlying the Company’s current projection are the following estimates and targets:

•	Depletions and shipments growth of between 10% and 15%.

•	Targeted price increases per barrel of between 1% and 2% to partially offset anticipated ingredients, packaging, freight and processing cost pressures.

•	Full-year 2013 gross margins of between 53% and 55%, due to anticipated price increases not fully covering anticipated cost pressures and some product mix changes.

•

Increased advertising, promotional and selling expenses of between $18 million and $26 million for the full year 2013, primarily due to planned increased investments behind the Company’s brands and excluding any increases in freight costs for the shipment of products to the Company’s wholesalers.

•

Increases of between $2 million to $4 million for continued investment in existing brands developed by Alchemy & Science, which are included in our full year estimated increases in advertising, promotional and selling expenses. Additional projects yet to be developed or acquired may significantly increase investments in Alchemy & Science and advertising, promotional and selling expenses.

•	Full-year effective tax rate of approximately 37%.

•	Full-year spending on capital investments of between $70 million and $85 million, most of which relate to continued investments in the Company’s breweries and additional keg purchases.

About the Company

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews over 50 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its primary focus. While the Company is the country’s largest-selling craft beer, it accounts for only approximately one percent of the U.S. beer market. In addition to Samuel Adams beers and some other small craft brands, the Company also brews Twisted Tea (a flavored malt beverage) and Angry Orchard (a hard cider). For more information, please visit www.samueladams.com, www.twistedtea.com, www.angryorchard.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 29, 2012 and December 31, 2011. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, May 1, 2013

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Comprehensive Income:

(in thousands, except per share data)

	(unaudited)
	March 30, 2013 (13 weeks)	March 31, 2012 (13 weeks)

Barrels sold	636	539

Revenue	$146,412	$122,902
Less excise taxes	10,480	9,631

Net revenue	135,932	113,271
Cost of goods sold	68,149	51,462

Gross profit	67,783	61,809
Operating expenses:
Advertising, promotional and selling expenses	43,449	38,455
General and administrative expenses	14,648	11,513
Total operating expenses	58,097	49,968

Operating income	9,686	11,841
Other (expense) income, net:
Interest (expense) income	(2)	1
Other expense, net	(122)	(3)

Total other (expense) income, net	(124)	(2)

Income before income tax provision	9,562	11,839
Provision for income taxes	2,650	4,346

Net income	$6,912	$7,493

Net income per common share - basic	$0.54	$0.59

Net income per common share - diluted	$0.51	$0.56

Weighted-average number of common shares - Class A basic	8,709	8,652

Weighted-average number of common shares - Class B basic	4,102	4,107

Weighted-average number of common shares - diluted	13,505	13,449

Other comprehensive income, net of tax:
Defined benefit plans liability adjustment	—	—
Comprehensive income	$6,912	$7,493

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Balance Sheets:

(in thousands, except share data)

	March 30, 2013	Dec. 29, 2012
Assets
Current Assets:
Cash and cash equivalents	$32,294	$74,463
Accounts receivable, net of allowance for doubtful accounts of $156 and$125 as of March 30, 2013 and December 29, 2012, respectively	30,264	31,479
Inventories	51,711	44,361
Prepaid expenses and other assets	12,570	6,628
Deferred income taxes	5,411	5,411

Total current assets	132,250	162,342

Property, plant and equipment, net	205,871	189,948
Other assets	4,668	4,656
Goodwill	2,538	2,538

Total assets	$345,327	$359,484

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$27,673	$28,303
Current portion of debt	53	62
Accrued expenses and other current liabilities	47,045	60,529

Total current liabilities	74,771	88,894

Deferred income taxes	20,255	20,463
Debt, less current portion	744	566
Other liabilities	3,960	4,470

Total liabilities	99,730	114,393

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,811,553 and 8,703,670 issued and outstanding as of March 30, 2013 and December 29, 2012, respectively	88	87
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,007,355 and 4,107,355 issued and outstanding as of March 30, 2013 and December 29, 2012, respectively	40	41
Additional paid-in capital	165,595	157,305
Accumulated other comprehensive loss, net of tax	(883)	(883)
Retained earnings	80,757	88,541

Total stockholders’ equity	245,597	245,091

Total liabilities and stockholders’ equity	$345,327	$359,484

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Cash Flows:

(in thousands)

	(unaudited)
	March 30, 2013 (13 weeks)	March 31, 2012 (13 weeks)

Cash flows (used in) provided by operating activities:
Net income	$6,912	$7,493
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	5,098	4,731
Loss on disposal of property, plant and equipment	345	20
Bad debt expense	31	24
Stock-based compensation expense	1,537	1,385
Excess tax benefit from stock-based compensation arrangements	(4,337)	(3,566)
Deferred income taxes	(208)	—
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	1,184	(1,592)
Inventories	(7,350)	(4,058)
Prepaid expenses and other assets	(5,995)	(135)
Accounts payable	(630)	3,691
Accrued expenses and other current liabilities	(9,257)	(6,163)
Other liabilities	(161)	(77)

Net cash (used in) provided by operating activities	(12,831)	1,753

Cash flows used in investing activities:
Purchases of property, plant and equipment	(21,177)	(13,518)
Cash paid for acquisition of brewery assets and other intangible asset	—	(1,477)
Decrease in restricted cash	62	—

Net cash used in investing activities	(21,115)	(14,995)

Cash flows (used in) provided by financing activities:
Repurchase of Class A Common Stock	(14,697)	(3,731)
Proceeds from exercise of stock options	1,844	1,883
Cash paid on notes payable	(62)	—
Excess tax benefit from stock-based compensation arrangements	4,337	3,566
Net proceeds from sale of investment shares	355	235

Net cash (used in) provided by financing activities	(8,223)	1,953

Change in cash and cash equivalents	(42,169)	(11,289)

Cash and cash equivalents at beginning of year	74,463	49,450

Cash and cash equivalents at end of period	$32,294	$38,161

Supplemental disclosure of cash flow information:
Income taxes paid	$4,289	$1,208

Acquisition of property and equipment under capital lease	$231	$—

Allocation of purchase consideration to brewery acquisition to the following assets:
Property, plant and equipment	—	337
Tradename	—	400
Goodwill	$—	$1,163

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com